Exhibit 3.1 Articles of Amendment

Articles of Amendment

to

Articles of Incorporation

of

ENERGIZ RENEWABLE, INC.

(Name of Corporation as currently filed with the Florida Dept. of State)

K11946

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

B. Enter new principal office address, if applicable:

135 FIRST STREET

KEYPORT, NJ 07735

C. Enter new mailing address, if applicable:

135 FIRST STREET

KEYPORT, NJ 07735

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

Title               Name               Address                             Type of Action

President                            Edward T. Whelan                                         135 FIRST STREET                                         Add

                             KEYPORT, NJ 07735

E. If amending or adding additional Articles, enter change(s) here:

The Corporation shall be authorized to issue one class of capital stock, designated as "Common Stock". The Corporation shall be authorized to issue 100,000,000 shares of Common Stock, $0.0001 par value.

The date of each amendment(s) adoption: April 21. 2010

Effective date if applicable: April 21, 2010

Adoption of Amendment(s)

The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

Dated April 21. 2010

Signature /s/Edward T. Whelan

Edward T. Whelan

President

Director

FILED

2010 APR 26 PM2:00

SECRETARY OF STATE

TALLAHASSEE, FLORIDA